As filed with the Securities and Exchange Commission on April 29, 1998

                                                       File No. 811-08193




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM N-1A


                             REGISTRATION STATEMENT
                                      UNDER
                     THE INVESTMENT COMPANY ACT OF 1940  [X]

                                 AMENDMENT NO. 1         [X]


                   THE WRIGHT BLUE CHIP MASTER PORTFOLIO TRUST
               --------------------------------------------------
               (Exact name of Registrant as Specified in Charter)


                 24 Federal Street, Boston, Massachusetts 02110
                 ------------------------------------------------
                    (Address of Principal Executive Offices)


                                (617) 482-8260
                               -----------------
              (Registrant's Telephone Number, including Area Code)


                                 Alan R. Dynner
                   24 Federal Street, Boston, Massachusetts 02110
                   -----------------------------------------------
                     (Name and Address of Agent for Service)

     Throughout   this   Registration    Statement,    information   concerning
International Blue Chip Equities Portfolio, Junior Blue Chip Equities Portfolio and Selected Blue Chip Equities Portfolio (the "Equity Portfolios"), each a series of The Wright Blue Chip Master Portfolio Trust (the "Registrant" or the "Portfolio Trust"), is incorporated by reference from Amendment No.23 to the Registration Statement of The Wright Managed Equity Trust (the "Equity Trust") (File No. 2-78047 under the Securities Act of 1933 (the "1933 Act")) (the "Equity Amendment") which was filed electronically with the Securities and Exchange Commission("SEC")on April 29, 1998 (Accession No.0000715165-98-000016). The Equity Amendment contains the joint prospectus and statement of additional information ("SAI") of Wright International Blue Chip Equities Fund, Wright Junior Blue Chip Equities Fund and Wright Selected Blue Chip Equities Fund (the "Equity Feeder Funds"), each of which invests substantially all of its assets in the corresponding Equity Portfolio.

     Information concerning U.S. Treasury Portfolio, U.S. Treasury Near Term Portfolio and Current Income Portfolio, each a series of the Portfolio Trust, is incorporated by reference from Amendment No. 23 to the Registration Statement of The Wright Managed Income Trust ("Income Trust") (File No. 2-81915 under the 1933 Act) (the "Income Amendment") which was filed electronically with the SEC on April 29, 1998(Accession No.0000715165-98-000015). The Income Amendment contains the joint prospectus and statement of additional information ("SAI") of Wright U.S. Treasury Fund, Wright U.S. Treasury Near Term Fund and Wright Current Income Fund (the "Income Feeder Funds"), each of which invests substantially all of its assets in the corresponding Income Portfolio (the Income Feeder Funds and the Equity Feeder Funds, together, the "Feeder Funds").


         The joint prospectuses (together, the "Feeder Funds Prospectus") and the joint SAIs (together, the Feeder Funds SAI") in the Equity Amendment and the Income Amendment are identical in all respects.

                                     PART A

         Responses to Items 1 through 3 and 5A have been omitted pursuant to Paragraph 4 of Instruction F of the General Instructions to Form N-1A.

Item 4.  General Description of Registrant

         The Portfolio Trust is an open-end management investment company which was organized as a trust under the laws of the State of New York on March 18, 1997. Interests in the Portfolio Trust are offered in six separate series -- the three Equity Portfolios and the three Income Portfolios (collectively, the "Portfolios"). Interests in the Portfolios are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolios may be made only by U.S. and foreign investment companies, common or commingled trust funds, organizations or trusts described in Section 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

         An investment in a Portfolio is not intended to be a complete investment program, and a prospective investor should take into account its objectives and other investments when considering the purchase of an interest in a Portfolio. No Portfolio can assure achievement of its investment objective.

         Registrant incorporates by reference information concerning the Equity Portfolios' and the Income Portfolios' investment objectives and investment practices from "The Funds and Their Investment Objectives and Policies" and "Other Investment Policies" in the Feeder Funds Prospectus.

Item 5.  Management of the Portfolio

         Registrant   incorporates  by  reference  information   concerning  the
Portfolio   Trust's   management   from  "The   Investment   Adviser"   and  the
"Administrator" in the Feeder Funds Prospectus.


     Transfer Agent. Investors Bank & Trust Company, the Portfolio's custodian, serves as transfer agent of the Portfolio and computes the daily net asset value of interests in the Portfolio.


Item 6.  Capital Stock and Other Securities

         Registrant incorporates by reference information concerning interests in the Portfolio from "Other Information" in the Feeder Funds Prospectus and "Additional Information about the Trusts and the Portfolio Trust" in the Feeder Funds SAI.


         As of May 1, 1998, each Feeder Fund controlled its corresponding Portfolio by virtue of owning approximately 99.9% of the outstanding voting interests in that Portfolio.


         The net asset value of each Portfolio is determined each day on which the New York Stock Exchange (the "Exchange") is open for trading ("Portfolio Business Day"). This determination is made each Portfolio Business Day as of the close of regular trading on the Exchange (currently 4:00 p.m., New York time) (the "Portfolio Valuation Time").

         Each investor in a Portfolio may add to or reduce its investment in that Portfolio on each Portfolio Business Day as of the Portfolio Valuation Time. The value of each investor's interest in a Portfolio will be determined by multiplying the net asset value of that Portfolio by the percentage, determined on the prior Portfolio Business Day, which represents that investor's share of the aggregate interests in the Portfolio on such prior day. Any additions or withdrawals for the current Portfolio Business Day will then be recorded. Each investor's percentage of the aggregate interests in a Portfolio will then be recomputed as a percentage equal to a fraction (i) the numerator of which is the value of such investor's investment in that Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio on the current Portfolio Business Day and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investment in the Portfolio on the current Portfolio Business Day by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in that Portfolio for the current Portfolio Business Day.

         Registrant incorporates by reference information concerning the tax consequences of certain of each Portfolio's investment practices from "Distributions by the Funds" and "Taxes" in the Feeder Funds Prospectus and from "Taxes" in the Feeder Funds SAI.

         Each Portfolio will allocate at least annually among its investors its net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit. Each Portfolio's net investment income consists of all income accrued on the Portfolio's assets, less all actual and accrued expenses of the Portfolio, determined in accordance with generally accepted accounting principles.

         Under the anticipated method of operation of the Portfolios, each Portfolio will not be subject to any federal income tax. (See Part B, Item 20.) However, each investor in a Portfolio will take into account its allocable share of the Portfolio's ordinary income and capital gain in determining its federal income tax liability. The determination of each such share will be made in accordance with the governing instruments of that Portfolio, which are intended to comply with the requirements of the Code and the regulations promulgated thereunder.

         It is intended that each Portfolio's assets and income will be managed in such a way that an investor in a Portfolio which seeks to qualify as a regulated investment company ("RIC") under the Code will be able to satisfy the requirements for such qualification.

Item 7.  Purchase of Interests in Each Portfolio

     Interests in each Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of
Section 4(2) of the 1933 Act. See "General Description of Registrant" above.

         Registrant incorporates by reference information concerning the computation of net asset value and valuation of Portfolio assets from "How the Funds Value Their Shares" in the Feeder Funds Prospectus. For further information, see Item 19 of Part B.

         There is no minimum initial or subsequent investment in a Portfolio. Each Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

         The placement agent for the Portfolios is Wright Investors' Service Distributors, Inc. ("WISDI"), a wholly owned subsidiary of The Winthrop Corporation. The principal business address of WISDI is 1000 Lafayette Boulevard, Bridgeport, Connecticut 06604. WISDI receives no compensation for serving as the placement agent for the Portfolios.

Item 8.  Redemption or Decrease of Interest

         An investor in a Portfolio may withdraw all of (redeem) or any portion of (decrease) its interest in the Portfolio if a withdrawal request in proper form is furnished by the investor to the Portfolio. All withdrawals will be effected as of the next Portfolio Valuation Time. The proceeds of a withdrawal will be paid by a Portfolio normally on the Portfolio Business Day the withdrawal is effected, but in any event within seven days. Each Portfolio reserves the right to pay the proceeds of a withdrawal (whether a redemption or decrease) by a distribution in kind of portfolio securities (instead of cash). The securities so distributed would be valued at the same amount as that assigned to them in calculating the net asset value for the interest (whether complete or partial) being withdrawn. If an investor received a distribution in kind upon such withdrawal, the investor could incur brokerage and other charges in converting the securities to cash.

         Investments in the Portfolios may not be transferred.

     The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the Exchange is closed (other than weekends or holidays) or trading on the Exchange is restricted or, to the extent otherwise permitted by the Investment Company Act of 1940, as amended (the "1940 Act"), if an emergency exists, or during any other period permitted by order of the Commission for the protection of investors.
                                       A-4

Item 9.  Pending Legal Proceedings

Not applicable.

                                     PART B


Item 10.  Cover Page

         Not applicable.

Item 11.  Table of Contents

                                                              Page
General Information and History..........................      B-1
Investment Objectives and Policies.......................      B-1
Management of the Portfolio..............................      B-1
Control Persons and Principal Holder of Securities.......      B-1
Investment Advisory and Other Services...................      B-2
Brokerage Allocation and Other Practices.................      B-2
Capital Stock and Other Securities.......................      B-2
Purchase, Redemption and Pricing of Securities...........      B-3
Tax Status...............................................      B-4
Underwriters.............................................      B-6
Calculation of Performance Data..........................      B-6
Financial Statements.....................................      B-6

Item 12.  General Information and History

         Not applicable.

Item 13.  Investment Objectives and Policies

         Part A contains additional information about the investment objectives and policies of the Portfolios. This Part B should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings give them in Part A.


     Registrant incorporates by reference additional information concerning the investment policies of the Portfolios as well as information concerning the investment restrictions of the Portfolios from "Additional Investment
Information" and "Investment Restrictions" in the Feeder Funds SAI. The portfolio turnover rate of each Portfolio for the period from the start of business May 2, 1997 to December 31, 1997 was: Selected Blue Chip Equities Portfolio - 28%, Junior Blue Chip Equities Portfolio - 36%, International Blue Chip Equities Portfolio - 37%, U.S. Treasury Near Term Portfolio - 0%, U.S. Treasury Portfolio - 0% and Current Income Portfolio - 7%.


Item 14.  Management of the Portfolio Trust

         Registrant incorporates by reference additional information concerning the management of the Portfolio Trust from "Officers and Trustees" in the Feeder Funds SAI and "Additional Information about the Trusts and the Portfolio Trust" and "Investment Advisory and Administrative Services" in the Feeder Funds SAI.

Item 15.  Control Persons and Principal Holder of Securities


         As of May 1, 1998, each Feeder Fund owned approximately 99.9% of the value of the outstanding interests in the corresponding Portfolio. Because the Feeder Fund controls its corresponding Portfolio, it may take actions without the approval of any other investor. Each Feeder Fund has informed the Portfolio Trust that whenever it is requested to vote on matters pertaining to the fundamental policies of the corresponding Portfolio, it will hold a meeting of shareholders and will cast its votes as instructed by its shareholders. It is anticipated that any other investor in the Portfolios which is an investment company registered under the 1940 Act would follow the same or a similar practice. Each of Equity Trust and Income Trust is an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts. The address of Equity Trust and Income Trust is 24 Federal Street, Boston, MA 02110.

Item 16.  Investment Advisory and Other Services

         Registrant incorporates by reference information concerning investment advisory and other services provided to the Portfolios from "Investment Advisory and Administrative Services," "Custodian" and "Independent Certified Public Accountants" in the Feeder Funds SAI.

Item 17.  Brokerage Allocation and Other Practices

         Registrant   incorporates  by  reference  information   concerning  the
brokerage practices of the Portfolios from "Brokerage Allocation" in the Feeder Funds SAI.

Item 18.  Capital Stock and Other Securities


         Under the Portfolio's Declaration of Trust, the Trustees are authorized to issue interests in the Portfolios. Investors in a Portfolio are entitled to participate pro rata in the items of income, loss, gain, deduction and credit of the Portfolio. Upon dissolution of a Portfolio, the Trustees shall liquidate the assets of that Portfolio and apply and distribute the proceeds thereof as follows: (a) first, to the payment of all debts and obligations of the Portfolio to third parties including, without limitation, the retirement of outstanding debt, including any debt owed to holders of record of interests in the Portfolio ("Holders") or their affiliates, and the expenses of liquidation, and to the setting up of any reserves for contingencies which may be necessary; and (b) second, in accordance with the Holders' positive Book Capital Account balances after adjusting Book Capital Accounts for certain allocations provided in the Declaration of Trust and in accordance with the requirements described in Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2). Notwithstanding the foregoing, if the Trustees shall determine that an immediate sale of part or all of the assets of a Portfolio would cause undue loss to the Holders, the Trustees, in order to avoid such loss, may, after having given notification to all the Holders, to the extent not then prohibited by the law of any jurisdiction in which the Portfolio is then formed or qualified and applicable in the circumstances, either defer liquidation of and withhold from distribution for a reasonable time any assets of the Portfolio except those necessary to satisfy the Portfolio's debts and obligations or distribute the Portfolio's assets to the Holders in liquidation. Certificates representing an investor's interest in a Portfolio will not be issued.


         Each Holder is entitled to vote in proportion to the amount of its interest in a Portfolio. Holders do not have cumulative voting rights. The Portfolio Trust is not required and has no current intention to hold annual meetings of Holders, but the Portfolio Trust will hold meetings of Holders when in the judgment of the Portfolio Trust's Trustees it is necessary or desirable to submit matters to a vote of Holders at a meeting. Any action which may be taken on behalf of the Portfolio Trust or any Portfolio by Holders may be taken without a meeting if Holders holding more than 50% of all interests entitled to vote (or such larger proportion thereof as shall be required by any express provision of the Declaration of Trust) consent to the action in writing and the consents are filed with the records of meetings of Holders.

         The Declaration of Trust may be amended by vote of all Holders of more than 50% of all interests in the Portfolio Trust at any meeting of Holders or by an instrument in writing without a meeting, executed by a majority of the Trustees and consented to by the Holders of more than 50% of all interests. The Trustees may also amend the Declaration of Trust (without the vote or consent of Holders) to change the Portfolio's name or the state or other jurisdiction whose law shall be the governing law, to supply any omission or cure, correct or supplement any ambiguous, defective or inconsistent provision, to conform the Declaration of Trust to applicable federal law or regulations or to the requirements of the Code, or to change, modify or rescind any provision, provided that such change, modification or rescission is determined by the Trustees to be necessary or appropriate and not to have a materially adverse effect on the financial interests of the Holders. No amendment of the Declaration of Trust which would change any rights with respect to any Holder's interest in the Portfolio Trust by reducing the amount payable thereon upon liquidation of the Portfolio Trust or any Portfolio may be made, except with the vote or consent of the Holders of two-thirds of all interests. References in the Declaration of Trust and in Part A or this Part B to a specified percentage of, or fraction of, interests in a Portfolio, means Holders whose combined Book Capital Account balances represent such specified percentage or fraction of the combined Book Capital Account balance of all, or a specified group of, Holders.

         The Portfolio Trust or any Portfolio may merge or consolidate with any corporation, association, trust or other organization or may sell or exchange all or substantially all of the Trust Property or assets belonging to a Portfolio upon such terms and conditions and for such consideration when and as authorized by the Holders of (a) 67% or more of the interests in the Portfolio Trust or the affected Portfolio, as the case may be, present or represented at the meeting of Holders, if Holders of more than 50% of all interests in the Trust or the affected Portfolio, as the case may be, are present or represented by proxy, or (b) more than 50% of all interests in the Trust or the affected Portfolio, as the case may be, whichever is less. The Portfolio Trust or any Portfolio may be terminated (i) by the affirmative vote of Holders of not less than two-thirds of all interests in the Portfolio Trust or any Portfolio at any meeting of Holders or by an instrument in writing without a meeting, executed by a majority of the Trustees and consented to by Holders of not less than two-thirds of all interests in the Trust or any Portfolio, or (ii) by the Trustees by written notice to the Holders.

         In accordance with the Declaration of Trust, there normally will be no meetings of the investors for the purpose of electing Trustees unless and until such time as less than a majority of the Trustees holding office have been elected by investors. In such an event, the Trustees of the Portfolio Trust then in office will call an investors' meeting for the election of Trustees. Except for the foregoing circumstances, and unless removed by action of the investors in accordance with the Portfolio Trust's Declaration of Trust, the Trustees shall continue to hold office and may appoint successor Trustees.

         The Declaration of Trust provides that no person shall serve as a Trustee if investors holding two-thirds of the outstanding interests have removed him from that office. The Declaration of Trust further provides that under certain circumstances, the investors may call a meeting to remove a Trustee and that the Portfolio is required to provide assistance in communicating with investors about such a meeting.

         The Declaration of Trust provides that obligations of the Portfolio Trust and any Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio Trust or the affected Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

Item 19.  Purchase, Redemption and Pricing of Securities

         See "Purchase of Interests in the Portfolio" and "Redemption or Decrease of Interest" in Part A.

         Registrant incorporates by reference information concerning valuation of the Portfolio's assets from "Pricing of Shares" in the Feeder Funds SAI.

Item 20.  Tax Status

         Each Portfolio intends to be classified as a partnership under the Code and to operate in such a manner that it should not be a "publicly traded partnership" within the meaning of Section 7704 of the Code. Consequently, the Portfolios do not expect that they will be required to pay any federal income tax, and a Holder will be required to take into account in determining its federal income tax liability (if any) its share of the respective Portfolio's income, gains, losses, deductions and credits.

         Under Subchapter K of the Code, a partnership is considered to be either an aggregate of its members or a separate entity depending upon the factual and legal context in which the question arises. Under the aggregate approach, each partner is treated as an owner of an undivided interest in partnership assets and operations. Under the entity approach, the partnership is treated as a separate entity in which partners have no direct interest in partnership assets and operations. The Portfolios believe that in the case of a Holder that seeks to qualify as a regulated investment company (a "RIC"), the aggregate approach should apply, and each such Holder should accordingly be deemed to own a proportionate share of each of the assets of the respective Portfolio and to be entitled to the gross income of that Portfolio attributable to that share for purposes of all requirements of Sections 851(b), 852(b)(5), 853(a) and 854 of the Code. Further, the Portfolios believe that each Holder that seeks to qualify as a RIC should be deemed to hold its proportionate share of a Portfolio's assets for the period the Portfolio has held the assets or for the period the Holder has been an investor in the Portfolio, whichever is shorter. Investors should consult their tax advisers regarding whether the entity or the aggregate approach applies to their investment in a Portfolio in light of their particular tax status and any special tax rules applicable to them.

         In order to enable a Holder (that is otherwise eligible) to qualify as a RIC, each Portfolio intends to satisfy the requirements of Subchapter M of the Code relating to sources of income and diversification of assets as if they were applicable to the Portfolio and to permit withdrawals in a manner that will enable a Holder which is a RIC to comply with the distribution requirements applicable to RICs (including those under Sections 852 and 4982 of the Code). Each Portfolio will allocate at least annually to each Holder in a Portfolio such Holder's distributive share of that Portfolio's net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit in a manner intended to comply with the Code and applicable Treasury regulations.


     To the extent the cash proceeds of any withdrawal (or, under certain circumstances, such proceeds plus the value of any marketable securities distributed to an investor) ("liquid proceeds") exceed a Holder's adjusted basis of his interest in the respective Portfolio, the Holder will generally realize a gain for federal income tax purposes. If, upon a complete withdrawal (redemption of the entire interest), a Holder receives only liquid proceeds (and/or unrealized receivables) and the Holder's adjusted basis of his interest exceeds the proceeds of such withdrawal, the Holder will generally realize a loss for federal income tax purposes. In addition, on a distribution to a Holder from a Portfolio (whether pursuant to a partial or complete withdrawal or otherwise),
(1) income or gain will be recognized if the distribution is in liquidation of the Holder's entire interest in the Portfolio and includes a disproportionate share of any unrealized receivables held by the Portfolio and (2) gain or loss may be recognized on a distribution to a Holder that contributed property to the Portfolio. The tax consequences of a withdrawal or other distribution of property (instead of or in addition to liquid proceeds) will be different and will depend on the specific factual circumstances. A Holder's adjusted basis of an interest in a Portfolio will generally be the aggregate prices paid therefor (including the adjusted basis of contributed property and any gain recognized on the contribution thereof), increased by the amounts of the Holder's distributive share of items of income (including interest income exempt from federal income tax) and realized net gain of the Portfolio, and reduced, but not below zero, by
(i) the amounts of the Holder's distributive share of items of Portfolio loss, and (ii) the amount of any cash
                                       B-4
distributions (including distributions of interest income exempt from federal income tax and cash distributions on withdrawals from the Portfolio) and the basis to the Holder of any property received by such Holder other than in liquidation, and (iii) the Holder's distributive share of the Portfolio's nondeductible expenditures not properly chargeable to capital account. Increases or decreases in a Holder's share of the Portfolio's liabilities may also result in corresponding increases or decreases in such adjusted basis.


         A Portfolio's transactions in foreign currency forward contracts and certain other transactions involving foreign exchange gain or loss will be subject to special tax rules, the effect of which may be to accelerate income to the Portfolio, defer Portfolio losses, cause adjustments in the holding periods of Portfolio securities, convert capital gain into ordinary income and convert short-term capital losses into long-term capital losses.

     International Blue Chip Portfolio anticipates that it will be subject to foreign withholding or other foreign taxes with respect to income (or, in some cases, capital gains) on certain foreign securities. These taxes may be reduced or eliminated under the terms of an applicable U.S. income tax treaty in some cases. Certain foreign exchange gains and losses realized by the Portfolio will be treated as ordinary income and losses. Certain uses of foreign currency and investment by the Portfolio in certain "passive foreign investment companies" may be limited in order to enable an investor that is a RIC to preserve its qualification as a RIC or to avoid imposition of a tax on such an investor.

     Each Portfolio's investments, if any, in securities issued with original issue discount or securities acquired at a market discount (if an election is made to include accrued market discount in current income) will cause it to realize income prior to the receipt of cash payments with respect to these securities. In order to enable a Holder to distribute its proportionate share of this income, a Portfolio may be required to liquidate portfolio securities that it might otherwise have continued to hold in order to generate cash that the Holder may withdraw from the Portfolio for subsequent distribution to such Holder's shareholders.


         An entity that is treated as a partnership under the Code, such as a Portfolio, is generally treated as a partnership under state and local tax laws, but certain states may have different entity classification criteria and may therefore reach a different conclusion. Entities that are classified as partnerships are not treated as taxable entities under most state and local tax laws, and the income of a partnership is considered to be income of partners both in timing and in character. The exemption of certain interest income for federal or state income tax purposes does not necessarily result in exemption under the income or tax laws of any state or local taxing authority when such income is realized by a partnership rather than directly by the investor. The laws of the various states and local taxing authorities vary with respect to the taxation of such interest income, as well as to the status of a partnership interest under state and local tax laws, and each holder of an interest in the Portfolio is advised to consult its own tax adviser.

         The foregoing discussion does not address the special tax rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies and financial institutions. Investors should consult their own tax advisers with respect to special tax rules that may apply in their particular situations, as well as the state, local or foreign tax consequences of investing in the Portfolio.

Item 21.  Underwriters

         The placement agent for the Portfolios is WISDI. Investment companies, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolios.

Item 22.  Calculation of Performance Data

         Not applicable.

Item 23.  Financial Statements

         Investors will receive the Portfolios' unaudited semi-annual reports and annual reports audited by the Portfolios' independent public accountants.


         The following audited financial statements are incorporated by reference into this Part B and have been incorporated in reliance upon the report of Deloitte & Touche LLP, independent certified public accountants, as experts in accounting and auditing:


         For each of:
                  International Blue Chip Equities Portfolio
                  Junior Blue Chip Equities Portfolio
                  Selected Blue Chip Equities Portfolio
                  U.S. Treasury Portfolio
                  U.S. Treasury Near Term Portfolio
                  Current Income Portfolio

        Portfolio of Investments as of December 31, 1997
        Statements of Assets and Liabilities as of December 31, 1997
        Statements of Operations for the period from the start of business
        May 2,1997 to December 31,1997
        Statements of Changes in Net Assets for the period from the start of business May 2, 1997 to December 31,1997
        Supplementary Data for the period from the start of business May 2,1997 to December 31,1997
        Notes to Financial Statements
        Independent Auditors' Report

     For purposes of the EDGAR filing of this amendment to the Portfolio's registration statement, the Portfolio incorporates by reference the above audited financial statements as previously filed electronically with the Commission (Accession No.0000715165-98-000010)

                                     PART C


Item 24.  Financial Statements and Exhibits


         (a)      Financial Statements


                  The financial statements called for by this Item are included in Part B and listed in Item 23 hereof.


         (b)      Exhibits

                  1. Declaration of Trust dated March 18, 1997 filed as Exhibit (b) 1 to the Registration Statement on April 30, 1997 and incorporated herein by reference.

                  2. By-Laws of the Registrant adopted March 18, 1997 filed as Exhibit (b) 2 to the Registration Statement on April 30, 1997 and incorporated herein by reference.

                  5. Investment Advisory Agreement between the Registrant and Wright Investors' Service, Inc. dated April 30, 1997 filed as Exhibit (b)5 to the Registration Statement on April 30, 1997 and incorporated herein by reference.

                  6. Placement Agent Agreement with Wright Investors' Service Distributors, Inc. dated April 30, 1997 filed as Exhibit (b)6 to the Registration Statement on April 30, 1997 and incorporated herein by reference.

                  8. Master Custodian Agreement with Investors Bank & Trust Company dated April 30, 1997 filed as Exhibit
                           (b)8 to the Registration Statement on April 30, 1997 and incorporated herein by reference.

                  9. Amended and Restated Administration Agreement between the Registrant and Eaton Vance Management dated February 1, 1998 filed herewith.

Item 25.  Persons Controlled by or under Common Control with Registrant

         Not applicable.

Item 26.  Number of Holders of Securities



                        (1)                                     (2)
                                                             Number of
                  Title of Class                          Record Holders
                  ---------------                       -------------------
                     Interests                          As of April 1, 1998
International Blue Chip Equities Portfolio                      2
Junior Blue Chip Equities Portfolio                             2
Selected Blue Chip Equities Portfolio                           2
Current Income Portfolio                                        2
U.S. Treasury Near Term Portfolio                               2
U.S. Treasury Portfolio                                         2

Item 27.  Indemnification

         Article V of the Registrant's Declaration of Trust contains indemnification provisions for Trustees and officers. The Trustees and officers of the Registrant and the personnel of the Registrant's investment adviser are insured under an errors and omissions liability insurance policy.

         The Placement Agent Agreement also provides for reciprocal indemnity of the placement agent, on the one hand, and the Trustees and officers, on the other.

Item 28.  Business and Other Connections

         To the knowledge of the Registrant, none of the trustees or officers of the Portfolio Trust's investment adviser, except as set forth on its Form ADV as filed with the Securities and Exchange Commission, is engaged in any other business, profession, vocation or employment of a substantial nature, except that certain trustees and officers also hold various positions with and engage in business for affiliates of the investment adviser.

Item 29.  Principal Underwriters

         Not applicable.

Item 30.  Location of Accounts and Records


         All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the 1940 Act and the Rules promulgated thereunder are in the possession and custody of the Registrant's custodian, Investors Bank & Trust Company, 200 Clarendon Street, Boston, MA 02116, with the exception of certain corporate documents and portfolio trading documents, which are either in the possession and custody of the Registrant's administrator at 24 Federal Street, Boston, MA 02110, or the Registrant's investment adviser at 1000 Lafayette Boulevard, Bridgeport, CT 06604. The Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of the Registrant's administrator or investment adviser.


Item 31.  Management Services

         Not applicable.

Item 32.  Undertakings

         Not applicable.

                                   Signatures


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and The Commonwealth of Massachusetts on the 27th day of April,1998.


                                 THE WRIGHT BLUE CHIP MASTER PORTFOLIO TRUST



                                 By:      /s/ H. Day Brigham, Jr.
                                    ------------------------------
                                          H. Day Brigham,Jr. Vice President

                                INDEX TO EXHIBITS


Exhibit No.    Description of Exhibit



9. Amended and Restated Administration Agreement between the Registrant and Eaton Vance Management dated February 1,1998.